Exhibit 14

UNI-PIXEL INC.

CODE OF BUSINESS ETHICS AND CONDUCT

Governing Principles

This Code of Business Ethics and Conduct is designed to promote:

•         Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•         Avoidance of conflicts of interest, including disclosure of any material transaction or relationship that reasonably could be expected to give rise to such conflict;

•         Full, fair, accurate, timely and understandable disclosure in periodic reports and other filings with the Securities and Exchange Commission and in other public communications made by the Company;

•         Compliance with applicable governmental law, rules and regulations;

•         The prompt internal reporting of violations of this Code; and

•         Accountability for adherence to this Code.

Professional Conduct

Our stockholders, our customers and other parties with whom we do business have very strong views about our Company, and as its stewards, we need to promote values and behavior that enhance the Company’s reputation within the community.  It is highly important that our directors and officers conduct all of their professional and business activities with complete integrity, fair dealing and otherwise in a manner that inspires the confidence and trust of our stockholders and customers.  Bare compliance with minimum legal requirements is not enough.  The ability of the Board of Directors and management to lead this organization can be impaired if the public perceives any of the members of our Board or management as failing to live up to the high standards that we establish for ourselves.

Conflicts of Interest

All directors and officers of the Company shall conduct their personal business and private affairs to avoid any potential conflict of interest between themselves and the Company, and shall take immediate and appropriate action to resolve any conflict of interest which actually arises. The term “conflict of interest” includes any situation where the personal activities and financial affairs of a director or officer may adversely influence his or her judgment in the performance of his or her duties for the Company.

In order to avoid situations which potentially give rise to a conflict of interest, directors and officers shall not engage in any of the following activities, unless authorized by a prior,

written resolution of the Board of Directors following full disclosure to the Board by the affected director or officer:

•         Use their position as a director or officer, or any knowledge or information obtained therefrom, for personal or financial gain, except as they are otherwise compensated by the Company;

•         Directly or indirectly engage in any activity (whether as director, officer, principal, employee, agent or consultant) or own, directly or indirectly, an ownership interest in any entity (whether as a stockholder, member, partner or sole proprietor) which competes with the existing, planned or potential business of the Company;

•         Own any ownership interest either directly (whether as a stockholder, member, partner or sole proprietor) or indirectly (whether through an immediate family member, trust or other arrangement) in any entity which supplies goods or services to the Company provided that stock ownership in a publicly traded corporation shall be permitted if the ownership does not exceed one percent of the outstanding stock of the corporation;

•         Accept any gift of goods or services from any person which is intended to, or which may, influence or affect the judgment of the director or officer concerning the Company’s affairs; or

•         Engage in any other activity or take any other action where the interests of the director or officer may compete or conflict with the interests of the Company.

All directors and officers shall report to the Board of Directors any facts or circumstances which they know have resulted or will result in a conflict of interest. The Board of Directors has the ultimate and final responsibility for determining whether a potential or actual conflict of interest exists and what action, if any, should be taken to protect the Company.

Confidentiality

Officers and directors of the Company are expected to keep all nonpublic information regarding the Company or its business, employees, customers and suppliers confidential, unless disclosure has been authorized by the Board of Directors or they have been advised by counsel that disclosure is required by law.  Officers and directors are also expected to take steps to prevent the unintentional disclosure of confidential information. Confidential information includes plans to buy or sell the Company, advertising and marketing plans, research and development, financial information, employment matters, supplier and customer information, and other information which is not generally known to the public.  Officers and directors are obligated to keep all nonpublic information confidential even if their employment with the Company ends.

Corporate Opportunities

Officers and directors are prohibited from utilizing confidential information regarding the Company or its business, employees, officers, directors, customers, consumers or suppliers for personal benefit or disclosing such information to any persons outside of their normal duties as an officer or director, including, without limitation, acting on behalf of the Company in any transaction in which the officer or director or a member of his or her immediate family has a significant direct or indirect financial interest.

Insider Trading

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving securities of the Company while in possession of material information concerning the Company that has not been released to the general public.  Securities laws may be violated if any officer or director, or any of his or her relatives or friends, trade in securities of the Company or any of its vendors while in possession of such “inside” information.

Fair Dealing

Each officer and director should endeavor to deal fairly with the employees, customers, consumers, suppliers, competitors and other officers and directors of the Company.  No officer or director should take unfair advantage of any person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create good-will and to further working relationships.  Any gift that is excessive and has the potential to unduly influence judgment should not be given or accepted.  Gifts from suppliers or customers should not be solicited.  Moreover, gifts of cash or cash equivalents are prohibited.  Non-monetary, unsolicited gifts may not be accepted or given unless:

•                                          The gifts are items of nominal intrinsic value (i.e., meals and refreshments, tickets to sporting events, small holiday gifts)

•                                          The gifts do not create an express or implied understanding that the recipient is in any way obligated or

•                                          The gifts are low cost advertising and promotional materials clearly marked with company or brand names (i.e., company pens, cups, etc.)

Employees must report to their supervisor any frequent gifts or offers of gifts received from one source and any offer of a gift even if not accepted that appears unusual or excessive.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits the giving of anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  Illegal payments to government officials of any country are strictly prohibited.

In addition, the U.S. Government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. Government personnel.  The promise, offer or delivery to an official or an employee of the U.S. Government of a gift, favor or other gratuity is a violation of these rules and may not only violate Company policy but may also be a criminal offense.  State and local governments, as well as foreign governments, may have similar rules.

Fair and Accurate Record Keeping

The Company is committed to producing full, fair, accurate, timely and understandable disclosure in reports and documents that it files with or submits to the Securities and Exchange Commission and other regulators.  Accordingly, the Company requires honest and accurate recording and reporting of information.  All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.  By way of example, unrecorded or “off the books” funds or assets should not be maintained.  Only the true and actual number of hours worked should be reported, and business expense accounts must be documented and recorded accurately.

Business records and communications sometimes become public.  Accordingly, we should avoid exaggeration, derogatory remarks, guess work or inappropriate characterization of people and companies that may be misunderstood.  This applies equally to email, internal memos, and formal reports.  Reports should always be retained or destroyed according to the Company’s record retention policies.  Inappropriate access or modifications to or unauthorized destruction of accounting or other business records is prohibited.  These prohibitions apply to all business records and data, regardless of whether such data and records are in written form or electronically stored.

Protection and Proper Use of Company Property

Officers and directors should endeavor to protect the property and assets of the Company and ensure their efficient and proper use.  Theft, carelessness and waste of any property or other assets of the Company have a direct impact on the Company’s profitability.  Any suspected incident of fraud or theft should be reported immediately for proper handling.  Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

Reporting of Illegal or Unethical Behavior

Any officer or director who has knowledge of or suspects a violation of this Code by any officer or director of the Company is expected to send anonymously a letter or other correspondence disclosing the known or suspected violation to the Company at 8708 Technology Forest Place, The Woodlands, Texas  77381, Attn: CFO.  All such correspondence will be received and reviewed confidentially by a person designated by the Board of Directors of the Company.

Administration and Waiver of this Code

Officers and directors of the Company are expected to adhere to the policies set forth in this Code.  In rare circumstances, conflicts may arise that necessitate waivers.  There shall be no waiver of any part of this Code, except by a vote of the Board of Directors or a designated committee, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect the Company.  Any waiver and the grounds for such waiver shall be promptly disclosed to the stockholders by the Company on a Form 8-K.

Accountability for Adherence to this Code

All directors and officers shall report to the Board of Directors of the Company any facts or circumstances which they know have resulted or will result in a violation of this Code. The Board of Directors has the ultimate and final responsibility for determining whether a potential or actual violation exists and will take whatever disciplinary or other action it deems appropriate to protect the Company, including, without limitation, requiring the resignation of the affected director or officer.